EXHIBIT 23.3

CONSENT OF ARGY, WILTSE & ROBINSON, P.C.

The Board of Directors

First Advantage Corporation

We consent to the use of our report incorporated by reference and to the reference to our firm under the caption “Experts” and to the use of our report dated April 9, 2004, related to the consolidated financial statements of CoreFacts, LLC, in this Registration Statement (on Form S-3) of First Advantage Corporation.

/s/ ARGY, WILTSE & ROBINSON, P.C.

McLean, Virginia

July 22, 2004